TOP FUND MANAGEMENT, INC.

Balance Sheet

December 31, 2004

(unaudited)

Assets

Current assets:
Cash and cash equivalents (Note A)	$ 5,503
Due from affiliate (Note B)	30,728

Total current assets	36,231

Investments (Notes A and C)	813,859

Total assets	$ 850,090

Liabilities and Shareholder’s Equity

Liabilities:
Accrued expenses	$ 33,240
Note payable to bank (Note D)	350,000

Total current liabilities	383,240

Note payable to affiliate (Note B)	296,000
Note payable to shareholder (Note B)	115,155

Total liabilities	$ 794,395

Shareholder’s equity:
Common shares, no par value; 200 shares authorized, 10 shares issued and outstanding	976,788
Retained deficit (Note E)	(672,756)
Accumulated other comprehensive loss (Notes C and E)	(248,337)

Total shareholder’s equity	55,695

Total liabilities and shareholder’s equity	$ 850,090

Commitments and contingencies (Note B)

See accompanying notes to financial statement.

TOP FUND MANAGEMENT, INC.

Notes to Balance Sheet

December 31, 2004

NOTE A - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

TOP Fund Management, Inc. (“TFM”), organized under the laws of the state of New York, is a registered investment advisor which manages the portfolio of the Z-Seven Fund, Inc. (“the Fund”), a registered investment company.  The objective of the Fund is long-term capital appreciation through investment, primarily in common stocks and securities immediately convertible into common stock, believed by TFM to have significant growth potential.  TFM at no time has custody or possession of the Fund’s portfolio, but rather is authorized by the Fund to make trades on its behalf in the Fund’s account.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.  Actual results could differ from those estimates.

Investments

The Company classifies its marketable equity securities as available for sale.  These securities are carried in the financial statements at fair value.  Realized gains and losses are included in earnings, and unrealized gains and losses are reported as a separate component of shareholder’s equity, see Note E.  Dividend income is recorded on the ex-dividend date.

Income Taxes

The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code.  Under those provisions, the shareholder is liable for individual federal and state income taxes on the Company’s taxable income.  As a result, no provision or liability for federal or state income taxes has been included in the financial statements.

Concentrations of Credit Risk

The Company occasionally maintains deposits in excess of federally insured limits.  Statement of Financial Accounting Standards No. 105 identifies these items as a concentration of credit risk requiring disclosure, regardless of the degree of risk.  The risk is managed by maintaining all deposits in high quality financial institutions.

TOP FUND MANAGEMENT, INC.

Notes to Balance Sheet

December 31, 2004

(Continued)

NOTE B - RELATED PARTY TRANSACTIONS

Investment Advisory Agreement

TFM has entered into an Investment Advisory Agreement (“the Agreement”) with the Fund.  The Agreement provides for a base management fee equal to .3125% per quarter (equivalent to 1.25% per annum) of the average daily net assets of the Fund.

In addition to such base management fee, TFM will receive a bonus for extraordinary performance (change in net asset value) or pay a penalty for under performance.  The bonus/penalty performance arrangement uses the S&P Index of 500 Composite Stocks (“S&P 500 Index”) as a measure of performance against which the Fund’s net asset value’s performance will be measured.  The bonus or penalty is payable at the end of each calendar quarter and will not exceed 2.5% of the average daily net assets in the calendar quarter. The performance penalty fee can exceed the base management fee.  Furthermore, the bonus/penalty arrangement will not become operative unless the performance of the Fund exceeds, either positively or negatively, the S&P 500 Index percentage change during the same period of time by more than 10.0%.  At December 31, 2004 the Fund owed TFM $30,728 in base management fees.

The Agreement also provides that if the Fund’s expenses on an annual basis (including the base management fee, but excluding any bonus or penalty payments, open-ending expenses, taxes, interest, brokerage commission and certain litigation expenses) exceed 3.5% of the average daily net assets of the Fund up to $20 million plus 1.5% of the average daily net assets in excess of $20 million, TFM shall reimburse the Fund annually for any such excess expenses up to the aggregate amount of the basic advisory fee.  For the year ended December 31, 2004, no expense reimbursement was due to the Fund.

Ziskin Asset Management, Inc. (“ZAM”), an affiliated company has guaranteed and pledged stock to the Fund to cover any penalty or expenses incurred by TFM under the Agreement with the Fund. In addition, the Agreement has several covenants, among them, that ZAM and TFM agree not to declare or pay any dividends or make any other distribution of their common stock unless the combined tangible net worth of the companies is not less than the greater of (i) $1,500,000 or (ii) 10% of the net assets of the Fund, as of the last day of the most recently ended fiscal quarter, but not more than $2,700,000.  At December 31, 2004, the net assets of the Fund were $10,429,699.  TFM and ZAM were in compliance with all covenants at December 31, 2004.

Affiliates

The sole shareholder of TFM is also the sole shareholder of ZAM, and is a director and president of the Fund, in which he has a 30% beneficial interest at December 31, 2004.

TFM pays ZAM fees for services rendered regarding research of securities.  For the year ended December 31, 2004, TFM paid ZAM $125,000 in research fees.

At December 31, 2004, the Company has a note payable due on demand to ZAM totaling $296,000 with interest at the prime rate (5.25% at December 31, 2004).

At December 31, 2004, the Company has a note payable due on demand to its sole shareholder totaling $115,155 with interest at the prime rate (5.25% at December 31, 2004).

TOP FUND MANAGEMENT, INC.

Notes to Balance Sheet

December 31, 2004

(Continued)

NOTE C - INVESTMENTS

The Company owns 187,094 shares of Z-Seven Fund, Inc. which is approximately 10% of the outstanding shares.  These shares have an original cost of $1,062,197 and a fair market value of $813,859 at December 31, 2004.  The unrealized loss for these equity securities at December 31, 2004, was $248,337.  The Company has pledged 93,894 shares as collateral under a line of credit agreement as discussed in Note D.

NOTE D - NOTE PAYABLE TO BANK

At December 31, 2004 the Company had a $350,000 note payable to Wells Fargo Bank, NA with interest at the prime rate plus 9.5%.  Pursuant to a restructure agreement dated August 12, 2005, the maturity date has been extended to November 10, 2006 and the balance on the note has been reduced to $225,000 and requires additional principal payments of $50,000 on February 10, 2006, May 10, 2006, August  10, 2006 with the remainder of the principal due on November 10, 2006.  The note is co-guaranteed by ZAM and by the sole shareholder of TFM.  At December 31, 2004, TFM had pledged 93,894 shares of the Fund as collateral.  On June 30, 2005, the bank returned the collateral to TFM due to the loan being over collateralized.  At December 31, 2004, ZAM has pledged 219,149 shares of Z-Seven Fund, Inc. stock as collateral for the loan.

NOTE E – RETAINED DEFICIT AND ACCUMULATED OTHER COMPREHENSIVE LOSS

Changes in retained deficit for 2004 are as follows:

Balance, beginning of year	$ (615,557)

Net loss	(57,199)

Balance, end of year	$ (672,756)

Changes in accumulated other comprehensive loss resulting from unrealized loss on investments for 2004 are as follows:

Balance, beginning of year	$ (171,629)

Unrealized loss incurred	(76,708)

Balance, end of year	$ (248,337)